Exhibit 99.1

Press Release	Investor Contact: Will Gabrielski Vice President, Investor Relations 213.593.8208 William.Gabrielski@aecom.com	Media Contact: Brendan Ranson-Walsh Vice President, Global External Communications 213.996.2367 Brendan.Ranson-Walsh@aecom.com

AECOM reports first quarter fiscal year 2018 results

LOS ANGELES (February 6, 2018) — AECOM (NYSE:ACM), a premier, fully integrated global infrastructure firm, today reported first quarter revenue of $4.9 billion. Net income and diluted earnings per share were $111 million and $0.69 in the first quarter, respectively. On an adjusted basis, diluted earnings per share(1) was $0.57.

($ in millions, except EPS)	As Reported	Adjusted (Non-GAAP)		As Reported YoY % Change		Adjusted YoY % Change
Revenue	$4,911	—		13%		—
Operating Income	$131	$158	(1)	(9)%		(16)%
Net Income	$111	$92	(1)	136%		9%
EPS (Fully Diluted)	$0.69	$0.57	(1)	130%		8%
Operating Cash Flow	$52	—		(32)%		—
Free Cash Flow	—	$34	(2)	—		(40)%
Backlog	$48,790	—		11	%(3)	—

First Quarter 2018 Accomplishments:

•                  Organic(4) revenue increased by 8% to a new all-time high and included growth in each of the DCS, CS and MS segments.

•                  Wins of $6.1 billion included book-to-burn(5) ratios greater than 1.0 in all three segments, led by 1.5 and 1.2 in the higher-margin MS and DCS segments, respectively.

•                  Total backlog reached a new record of $49 billion, which is an 11%(3) year-over-year increase.

•                  Adjusted EBITDA(1) as reported would have increased by 18% after also excluding $22 million of restructuring costs in the quarter and a $35 million benefit from a legal settlement in the year-ago period.

•                  Reiterating fiscal 2018 adjusted EBITDA(1) guidance of $910 million and adjusted EPS(1) guidance of between $2.50 and $2.90.

•                  The Company remains on track to achieve 2.5x net debt-to-EBITDA(6) by the end of fiscal year 2018 and thereafter intends to return substantially all free cash flow to investors under a $1 billion stock repurchase authorization.

“We are capitalizing on market momentum and the benefits of our investments in growth, as evidenced by continued strong organic revenue performance, more than $6 billion of wins for the third time in our history, and 11% backlog growth to a new record of $49 billion, led by our higher-margin MS and DCS segments,” said Michael S. Burke, AECOM’s chairman and chief executive officer. “Confidence across our markets is increasing and has been bolstered by the anticipated positive benefits of U.S. tax reform and improving economic growth expectations. As a result, we are reaffirming our industry-leading five-year financial targets through fiscal 2022, including a 5%+ organic revenue CAGR, a 7%+ adjusted EBITDA CAGR, a 12 — 15% adjusted EPS CAGR and at least $3.5 billion of free cash flow.”

“Our strong first quarter results have us on track with our full-year financial goals, and we remain confident in creating substantial value for our investors through the execution of our strategy and capital allocation policy,” said W. Troy Rudd, AECOM’s chief financial officer. “Importantly, free cash flow was consistent with normal seasonality, highlighting the benefits of our diverse business model and our culture focused on risk management and driving cash flow. Accordingly, we are on track with our full year guidance for between $600 million and $800 million of free cash flow.”

Wins and Backlog

Wins were $6.1 billion, and resulted in a book-to-burn ratio(5) of 1.2. Wins were highlighted by strength across the business, including greater than 1 book-to-burn ratios in the DCS, CS and MS segments. Total backlog increased 11%(3) over the prior-year period to nearly $49 billion, and continued to reflect a favorable mix shift to the higher-margin DCS and MS segments.

Business Segments

Design & Consulting Services (DCS)

The DCS segment delivers planning, consulting, architectural and engineering design services to commercial and government clients worldwide in markets such as transportation, facilities, environmental, energy, water and government.

Revenue in the first quarter was $1.9 billion. Constant-currency organic(4) revenue increased by 5% and included strong performance in the Company’s transportation and water markets in the Americas, which are benefiting from improved funding and continued growth across international markets.

Operating income was $85 million compared to $99 million in the year-ago period. On an adjusted basis, operating income(1) was $92 million compared to $108 million in the year-ago period. Results included $21 million for previously-disclosed restructuring costs. Excluding these costs, adjusted operating income was consistent with the Company’s expectation and would have increased by 4% from the prior year.

Construction Services (CS)

The CS segment provides construction services for energy, sports, commercial, industrial, and public and private infrastructure clients.

Revenue in the first quarter was $2.1 billion. Constant-currency organic(4) revenue increased by 11%, led by continued strong growth in the Building Construction and Power businesses.

Operating income was $40 million compared to $18 million in the year-ago period. On an adjusted basis, operating income(1) was $51 million compared to $25 million in the year-ago period, and was driven by the Power and Building Construction businesses and the recently-acquired Shimmick Construction business.

Management Services (MS)

The MS segment provides program and facilities management and maintenance, training, logistics, consulting, technical assistance and systems-integration services and information technology services, primarily for agencies of the U.S. government, national governments around the world and commercial customers.

Revenue in the first quarter was $843 million. Organic(4) revenue increased by 10%, reflecting strong business momentum and the successful conversion of the Company’s record backlog into revenue.

Operating income was $40 million compared to $74 million in the year-ago period. On an adjusted basis, operating income(1) was $50 million compared to $87 million in the year-ago period. After excluding a $35 million benefit from a legal settlement disclosed in the year-ago period, adjusted operating income would have been effectively unchanged from the prior year.

Tax Rate

The effective tax rate in the first quarter was (61%). On an adjusted basis, the effective tax rate was (0.05%). The adjusted tax rate was derived by re-computing the expected annual effective tax rate on earnings from adjusted net income.(7) The adjusted tax expense differs from the GAAP tax expense based on the taxability or deductibility and tax rate applied to each of the adjustments, and excluded the discrete items related to U.S. tax reform, as noted below.

Financial Impacts of Tax Reform

AECOM’s first quarter GAAP financial results included the following impacts from discrete tax items resulting from the U.S. tax reform, which was signed into law on December 22:

•                  The revaluation of deferred tax assets and liabilities resulted in a $113 million benefit.

•                  A one-time tax repatriation toll charge of $71 million was accrued.

The impact from these discrete tax items was excluded from AECOM’s fiscal first quarter adjusted earnings per share and fiscal 2018 adjusted earnings per share guidance.

For the full year, the Company now expects an effective tax rate for adjusted earnings of approximately 20% compared to prior guidance of 21%. The reduction in the tax rate guidance reflects the benefit from a lower corporate tax rate on U.S. earnings for 9 months of the fiscal year, which will contribute to adjusted earnings per share.

Cash Flow

Operating cash flow for the first quarter was $52 million and free cash flow(2) was $34 million. The Company remains on track with its annual free cash flow guidance of $600 million to $800 million for fiscal 2018.

Balance Sheet

As of December 31, 2017, AECOM had $813 million of total cash and cash equivalents, $3.1 billion of net debt and $915 million in unused capacity under its $1.05 billion revolving credit facility.

Financial Outlook

AECOM’s fiscal year 2018 financial guidance is as follows:

Fiscal Year 2018 Outlook
Adjusted EBITDA(1)	$910 million
Adjusted EPS(1)	$2.50 – $2.90
Free Cash Flow(2)	$600 million – $800 million
Interest Expense (excluding amortization of deferred financing fees)	$210 million
Amortization(8)	$90 million
Full-Year Share Count	162 million
Effective Tax Rate for Adjusted Earnings(7)	~20%
Capital Expenditures(9)	$110 million

Conference Call

AECOM is hosting a conference call today at 12 p.m. Eastern Time, during which management will make a brief presentation focusing on the Company’s results, strategies and operating trends. Interested parties can listen to the conference call and view accompanying slides via webcast at http://investors.aecom.com. The webcast will be available for replay following the call.

(1) Excluding acquisition and integration related expenses, financing charges in interest expense, the amortization of intangible assets, financial impacts associated with expected and actual dispositions of non-core businesses and assets, and the revaluation of deferred taxes and one-time tax repatriation charge associated with U.S. tax reform. If an individual adjustment has no financial impact then the individual adjustment is not reflected in the Regulation G Information tables. See Regulation G Information for a reconciliation of Non-GAAP measures.

(2) Free cash flow is defined as cash flow from operations less capital expenditures net of proceeds from disposals.

(3) On a constant-currency basis.

(4) Organic growth is at constant currency and excludes revenue associated with actual and planned non-core asset and business dispositions. Results expressed in constant currency are presented excluding the impact from changes in currency exchange rates.

(5) Book-to-burn ratio is defined as the amount of wins divided by revenue recognized during the period, including revenue related to work performed in unconsolidated joint ventures.

(6) Net debt-to-EBITDA is comprised of EBITDA as defined in the Company’s credit agreement, which excludes stock-based compensation, and net debt as defined as total debt on the Company’s financial statements, net of cash and cash equivalents.

(7) Inclusive of non-controlling interest deduction and adjusted for acquisition and integration expenses, financing charges in interest expense, the amortization of intangible assets and financial impacts associated with actual and planned dispositions of non-core businesses and assets.

(8) Amortization of intangible assets expense includes the impact of amortization included in equity in earnings of joint ventures and non-controlling interests.

(9) Capital expenditures, net of proceeds from disposals.

About AECOM

AECOM (NYSE:ACM) is built to deliver a better world. We design, build, finance and operate infrastructure assets for governments, businesses and organizations in more than 150 countries. As a fully integrated firm, we connect knowledge and experience across our global network of experts to help clients solve their most complex challenges. From high-performance buildings and infrastructure, to resilient communities and environments, to stable and secure nations, our work is transformative, differentiated and vital. A Fortune 500 firm, AECOM had revenue of approximately $18.2 billion during fiscal year 2017. See how we deliver what others can only imagine at aecom.com and @AECOM.

All statements in this press release other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenue, cash flows, tax rate, share count, interest expense, capital expenditures, amortization of intangible assets and financial fees, acquisition and integration expense, or other financial items; any statements of the plans, strategies and objectives for future operations; and any statements regarding future economic conditions or performance. Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.

Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include, but are not limited to, the following: impacts of the Tax Cuts and Jobs Acts, our business is cyclical and vulnerable to economic downturns and client spending reductions; we are dependent on long-term government contracts and subject to uncertainties related to government contract appropriations; governmental agencies may modify, curtail or terminate our contracts; government contracts are subject to audits and adjustments of contractual terms; we may experience losses under fixed-price contracts; we have limited control over operations run through our joint venture entities; we may be liable for misconduct by our employees or consultants or our failure to comply with laws or regulations applicable to our business; we may not maintain adequate surety and financial capacity; we are highly leveraged and may not be able to service our debt and guarantees; we have exposure to political and economic risks in different countries where we operate as well as currency exchange rate fluctuations; we may not be able to retain and recruit key technical and management personnel; we may be subject to legal claims and we may have inadequate insurance coverage; we are subject to environmental law compliance and we may have inadequate nuclear indemnification; there may be unexpected adjustments and cancellations related to our backlog; we are dependent on partners and third parties who may fail to satisfy their obligations; we may not be able to manage pension costs; we may face cybersecurity issues and data loss; as well as other additional risks and factors that could cause actual results to differ materially from our forward-looking statements set forth in our reports filed with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statement.

This press release contains financial information calculated other than in accordance with U.S. generally accepted accounting principles (“GAAP”). In particular, the Company believes that non-GAAP financial measures such as adjusted EPS, adjusted EBITDA, adjusted operating income, adjusted tax rate, adjusted interest expense, organic revenue, and free cash flow also provide a meaningful perspective on its business results as the Company utilizes this information to evaluate and manage the business. We use adjusted EBITDA, net and operating income to exclude the impact of non-operating items, such as amortization expense, taxes, acquisition and integration expenses, and non-core operating losses. We use free cash flow to represent the cash generated after capital expenditures to maintain our business. Our non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial information determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. A reconciliation of these non-GAAP measures is found in the Regulation G Information tables at the back of this release.

When we provide our long term projections for organic revenue growth, adjusted EBITDA, adjusted EPS growth, and free cash flow on a forward-looking basis, the closest corresponding GAAP measure and a reconciliation of the differences between the non-GAAP expectation and the corresponding GAAP measure generally is not available without unreasonable effort due to length of the forecasted period and potential high variability, complexity and low visibility as to items that would be excluded from the GAAP measure in the relevant future period.

AECOM

Consolidated Statement of Income

(unaudited - in thousands, except per share data)

	Three Months Ended
	December 31, 2016	December 31, 2017	% Change

Revenue	$4,358,349	$4,910,832	12.7%
Cost of revenue	4,188,376	4,774,680	14.0%
Gross profit	169,973	136,152	(19.9)%

Equity in earnings of joint ventures	21,471	29,720	38.4%
General and administrative expenses	(32,639)	(34,670)	6.2%
Acquisition & integration expenses	(15,412)	—	(100.0)%
Income from operations	143,393	131,202	(8.5)%

Other income	860	2,283	165.5%
Interest expense	(53,637)	(56,165)	4.7%
Income before income tax expense (benefit)	90,616	77,320	(14.7)%

Income tax expense (benefit)	24,838	(47,093)	NM

Net income	65,778	124,413	89.1%

Noncontrolling interest in income of consolidated subsidiaries, net of tax	(18,599)	(13,099)	(29.6)%

Net income attributable to AECOM	$47,179	$111,314	135.9%

Net income attributable to AECOM per share:
Basic	$0.31	$0.70	125.8%
Diluted	$0.30	$0.69	130.0%

Weighted average shares outstanding:
Basic	154,255	157,909	2.4%
Diluted	157,993	161,847	2.4%

AECOM

Balance Sheet and Cash Flow Information

(unaudited - in thousands)

	September 30, 2017	December 31, 2017
Balance Sheet Information:
Total cash and cash equivalents	$802,362	$813,166
Accounts receivable — net	5,127,743	5,313,672
Working capital	1,103,843	1,165,983
Total debt	3,896,398	3,951,647
Total assets	14,396,956	14,622,951
Total AECOM stockholders’ equity	3,996,126	4,104,369

AECOM

Reportable Segments

(unaudited - in thousands)

	Design & Consulting Services	Construction Services	Management Services	AECOM Capital	Corporate	Total
Three Months Ended December 31, 2017
Revenue	$1,941,900	$2,125,487	$843,445	$—	$—	$4,910,832
Cost of revenue	1,864,054	2,098,408	812,218	—	—	4,774,680
Gross profit	77,846	27,079	31,227	—	—	136,152
Equity in earnings of joint ventures	7,462	13,406	8,852	—	—	29,720
General and administrative expenses	—	—	—	(2,607)	(32,063)	(34,670)
Operating income (loss)	$85,308	$40,485	$40,079	$(2,607)	$(32,063)	$131,202

Gross profit as a % of revenue	4.0%	1.3%	3.7%	—	—	2.8%

Contracted backlog	$8,605,057	$11,666,660	$3,118,359	$—	$—	$23,390,076
Awarded backlog	7,863,929	5,030,502	9,140,923	—	—	22,035,354
Unconsolidated JV backlog	—	2,451,868	912,987	—	—	3,364,855
Total backlog	$16,468,986	$19,149,030	$13,172,269	$—	$—	$48,790,285

Three Months Ended December 31, 2016
Revenue	$1,840,761	$1,750,249	$767,339	$—	$—	$4,358,349
Cost of revenue	1,745,520	1,736,490	706,366	—	—	4,188,376
Gross profit	95,241	13,759	60,973	—	—	169,973
Equity in earnings of joint ventures	4,087	4,309	13,075	—	—	21,471
General and administrative expenses	—	—	—	(2,656)	(29,983)	(32,639)
Acquisition & integration expenses	—	—	—	—	(15,412)	(15,412)
Operating income (loss)	$99,328	$18,068	$74,048	$(2,656)	$(45,395)	$143,393

Gross profit as a % of revenue	5.2%	0.8%	7.9%	—	—	3.9%

Contracted backlog	$8,114,279	$13,068,598	$3,835,127	$—	$—	$25,018,004
Awarded backlog	6,390,269	4,129,593	4,759,598	—	—	15,279,460
Unconsolidated JV backlog	—	2,558,035	979,080	—	—	3,537,115
Total backlog	$14,504,548	$19,756,226	$9,573,805	$—	$—	$43,834,579

AECOM

Regulation G Information

($ in millions)

Reconciliation of Amounts Provided by Acquired Companies

	Three Months Ended Dec 31, 2017
	Total	Provided by Acquired Companies	Excluding Effect of Acquired Companies

Revenue:
AECOM Consolidated	$4,910.8	$158.8	$4,752.0
Design & Consulting Services	1,941.9	—	1,941.9
Construction Services	2,125.5	158.8	1,966.7
Management Services	843.4	—	843.4

Reconciliation of Net Income Attributable to AECOM to EBITDA

	Three months ended
	Dec 31, 2016	Sep 30, 2017	Dec 31, 2017
Net income attributable to AECOM	$47.2	$88.5	$111.3
Income tax expense (benefit)	24.8	6.2	(47.1)
Income attributable to AECOM before income taxes	72.0	94.7	64.2
Depreciation and amortization expense(1)	66.5	74.0	63.5
Interest income(2)	(0.7)	(1.8)	(1.8)
Interest expense(3)	50.4	50.8	53.3
EBITDA	$188.2	$217.7	$179.2

(1) Includes the amount for noncontrolling interests in consolidated subsidiaries
(2) Included in other income
(3) Excludes related amortization

Reconciliation of Total Debt to Net Debt

	Balances at
	Dec 31, 2016	Sep 30, 2017	Dec 31, 2017
Short-term debt	$14.8	$1.2	$2.4
Current portion of long-term debt	343.9	140.8	160.9
Long-term debt, gross	3,805.3	3,754.4	3,788.4
Total debt excluding unamortized debt issuance costs	4,164.0	3,896.4	3,951.7
Less: Total cash and cash equivalents	697.7	802.4	813.2
Net Debt	$3,466.3	$3,094.0	$3,138.5

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Three Months Ended
	Mar 31, 2015	Jun 30, 2015	Sep 30, 2015	Dec 31, 2015	Mar 31, 2016	Jun 30, 2016	Sep 30, 2016
Net cash provided by operating activities	$50.0	$153.8	$278.0	$78.0	$113.2	$260.1	$362.9
Capital expenditures, net	(30.6)	(3.7)	(10.1)	(0.8)	(30.3)	(68.8)	(36.9)
Free Cash Flow	$19.4	$150.1	$267.9	$77.2	$82.9	$191.3	$326.0

	Three Months Ended
	Dec 31, 2016	Mar 31, 2017	Jun 30, 2017	Sep 30, 2017	Dec 31, 2017
Net cash provided by (used in) operating activities	$77.5	$(46.1)	$413.9	$251.4	$52.4
Capital expenditures, net	(21.0)	(17.7)	(19.8)	(20.0)	(18.5)
Free Cash Flow	$56.5	$(63.8)	$394.1	$231.4	$33.9

	Fiscal Years Ended Sep 30,
	2012	2013	2014	2015	2016	2017
Net cash provided by operating activities	$433.4	$408.6	$360.6	$764.4	$814.2	$696.7
Capital expenditures, net	(62.9)	(52.1)	(62.8)	(69.4)	(136.8)	(78.5)
Free Cash Flow	$370.5	$356.5	$297.8	$695.0	$677.4	$618.2

AECOM

Regulation G Information

($ in millions, except per share data)

	Three Months Ended
	Dec 31, 2016	Sep 30, 2017	Dec 31, 2017
Reconciliation of Income from Operations to Adjusted Income from Operations

Income from operations	$143.4	$161.9	$131.2
Non-core operating losses	2.0	3.7	—
Acquisition and integration expenses	15.4	3.3	—
Amortization of intangible assets	27.4	30.1	26.9
Adjusted income from operations	$188.2	$199.0	$158.1

Income before income tax expense (benefit)	$90.6	$110.0	$77.3
Non-core operating losses	2.0	3.7	—
Acquisition and integration expenses	15.4	3.3	—
Amortization of intangible assets	27.4	30.1	26.9
Financing charges in interest expense	2.8	3.1	2.9
Adjusted income before income tax expense	$138.2	$150.2	$107.1

Income tax expense (benefit)	$24.8	$6.2	$(47.1)
Tax effect of the above adjustments†	8.8	6.5	5.4
Revaluation of deferred taxes and one-time tax repatriation charges associated with U.S. tax reform	—	—	41.7
Adjusted income tax expense	$33.6	$12.7	$—

Noncontrolling interests in income of consolidated subsidiaries, net of tax	$(18.6)	$(15.3)	$(13.1)
Amortization of intangible assets included in NCI, net of tax	(2.4)	(2.6)	(2.5)
Adjusted noncontrolling interests in income of consolidated subsidiaries, net of tax	$(21.0)	$(17.9)	$(15.6)

Reconciliation of Net Income to Adjusted Net Income

Net income attributable to AECOM	$47.2	$88.5	$111.3
Non-core operating losses	2.0	3.7	—
Acquisition and integration expenses	15.4	3.3	—
Amortization of intangible assets	27.4	30.1	26.9
Financing charges in interest expense	2.8	3.1	2.9
Tax effect of the above adjustments†	(8.8)	(6.5)	(5.4)
Revaluation of deferred taxes and one-time tax repatriation charges associated with U.S. tax reform	—	—	(41.7)
Amortization of intangible assets included in NCI, net of tax	(2.4)	(2.6)	(2.5)
Adjusted net income attributable to AECOM	$83.6	$119.6	$91.5

Reconciliation of Net Income per Diluted Share to Adjusted Net Income per Diluted Share

Net income attributable to AECOM - per diluted share	$0.30	$0.55	$0.69

Per diluted share adjustments:
Non-core operating losses	0.01	0.02	—
Acquisition and integration expenses	0.10	0.02	—
Amortization of intangible assets	0.17	0.18	0.17
Financing charges in interest expense	0.02	0.02	0.02
Tax effect of the above adjustments†	(0.05)	(0.03)	(0.03)
Revaluation of deferred taxes and one-time tax repatriation charges associated with U.S. tax reform	—	—	(0.26)
Amortization of intangible assets included in NCI, net of tax	(0.02)	(0.02)	(0.02)
Adjusted net income attributable to AECOM - per diluted shares	$0.53	$0.74	$0.57

Weighted average shares outstanding - Diluted	158.0	161.1	161.8

† Adjusts the income tax expense (benefit) during the period to exclude the impact on our effective tax rate of the pre-tax adjustments shown above.

AECOM

Regulation G Information

($ in millions, except per share data)

	Three Months Ended
	Dec 31, 2016	Sep 30, 2017	Dec 31, 2017

Reconciliation of EBITDA to Adjusted Income from Operations

EBITDA(1)	$188.2	$217.7	$179.2
Non-core operating losses	2.0	3.7	—
Acquisition and integration expenses	15.4	3.3	—
Depreciation expense included in acquisition and integration expense line above	(0.3)	—	—
Adjusted EBITDA	$205.3	$224.7	$179.2
Other income	(0.8)	(2.4)	(2.3)
Interest income(2)	0.7	1.8	1.8
Depreciation(3)	(38.0)	(43.0)	(36.2)
Noncontrolling interests in income of consolidated subsidiaries, net of tax	18.6	15.3	13.1
Amortization of intangible assets included in NCI, net of tax	2.4	2.6	2.5
Adjusted income from operations	$188.2	$199.0	$158.1

(1) See Reconciliation of Net Income Attributable to AECOM to EBITDA. (2) Included in other income. (3) Excluding acquisition and integration related expenses.

Reconciliation of Segment Income from Operations to Adjusted Income from Operations

Segment Income from Operations
Design & Consulting Services Segment:
Income from operations	$99.3	$106.1	$85.3
Non-core operating losses	2.0	3.8	—
Amortization of intangible assets	7.0	6.5	6.2
Adjusted income from operations	$108.3	$116.4	$91.5

Construction Services Segment:
Income from operations	$18.1	$38.2	$40.5
Amortization of intangible assets	7.3	10.6	10.8
Adjusted income from operations	$25.4	$48.8	$51.3

Management Services Segment:
Income from operations	$74.0	$48.3	$40.1
Amortization of intangible assets	13.1	13.1	9.9
Adjusted income from operations	$87.1	$61.4	$50.0

AECOM

Regulation G Information

FY18 GAAP EPS Guidance based on Adjusted EPS Guidance

Fiscal Year End 2018
GAAP EPS Guidance	$2.28 to $2.68
Adjusted EPS Excludes:
Amortization of intangible assets	$0.56
Financing charges in interest expense	$0.10
Tax effect of the above items*	($0.18)
Revaluation of deferred taxes and one-time tax repatriation charges associated with U.S. tax reform	($0.26)
Adjusted EPS Guidance	$2.50 to $2.90

*The adjusted tax expense differs from the GAAP tax expense based on the deductibility and tax rate applied to each of the adjustments.

FY18 GAAP Net Income Guidance based on Adjusted EBITDA Guidance

(in millions)	Fiscal Year End 2018

GAAP Net Income Attributable to AECOM Guidance*	$404
Adjusted Net Income Attributable to AECOM Excludes:
Amortization of intangible assets, net of NCI	$90
Financing charges in interest expense	$17
Tax effect of the above items**	$(30)
Revaluation of deferred taxes and one-time tax repatriation charges associated with U.S. tax reform	$(42)
Adjusted Net Income Attributable to AECOM	$439
Adjusted EBITDA Excludes:
Interest Expense	$210
Interest Income	$(4)
Depreciation	$150
Taxes	$113
Adjusted EBITDA Guidance	$910

*Calculated based on the mid-point of AECOM’s fiscal year 2018 EPS guidance.

**The adjusted tax expense differs from the GAAP tax expense based on the deductibility and tax rate applied to each of the adjustments.

Note: the components in this table may not sum to the total due to rounding.

FY18 GAAP Tax Rate Guidance based on Adjusted Tax Rate Guidance

Fiscal Year End 2018

GAAP Tax Rate Guidance	8%
Tax rate impact from adjustments to GAAP earnings	10%
Tax rate impact from inclusion of NCI deduction	2%
Effective Tax Rate for Adjusted Earnings Guidance	20%

FY18 GAAP Interest Expense Guidance based on Adjusted Interest Expense Guidance

(in millions)	Fiscal Year End 2018

GAAP Interest Expense Guidance	$227
Financing charge in interest expense	$17
Adjusted Interest Expense Guidance	$210

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